ASSET AND INTELLECTUAL PROPERTY CONTRIBUTION AND ASSIGNMENT AGREEMENT

Dated as of December 26, 2017

This Asset and Intellectual Property Contribution and Assignment Agreement (this “Agreement”), dated as of the date first set forth above (the “Effective Date”), is made by and between Rokk3r Labs LLC, a Florida limited liability company (“Contributor”) to and in favor of Eight Dragons Company, a Nevada corporation (the “Company”). The Company and Contributor may each be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Company and Contributor have entered into that certain Restructuring Agreement, dated as of December 21, 2017 (the “RS”), providing for Contributor to contribute the Assets (as defined below) to the Company in return for the issuance to Contributor of certain shares of Common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Contribution and Assignment. For good and valuable consideration as set forth below, the receipt and sufficiency of which are hereby acknowledged, Contributor hereby irrevocably contributes, conveys, transfers, delivers and assigns to Company, free and clear of all liens, security interests and encumbrances of any kind (i) Contributor’s entire right, title and interest in and to any and all of the intellectual property as set forth on Exhibit 1 hereto, and all intellectual property and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, knowhow, show-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), mask works, formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship related thereto (the “Intellectual Property”), and all of Contributors rights and interests therein; (b) any and all Intellectual Property Rights (as defined below) claiming or covering such Intellectual Property and (c) any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages that may have accrued to the Contributor in connection with such Intellectual Property and/or Intellectual Property Rights, and Company hereby accepts all of Contributor’s right, title, and interest in and to the forgoing (collectively, the “Assets”). For purposes hereof, “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the Intellectual Property, and any and all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Contributor prior to the date hereof but relating to the Intellectual Property.

2.	Shares to be Issued. In exchange for the contribution and transfer of the Assets to the Company by the Contributor, on the Effective Date, the Company shall issue to the Contributor 74,050,000 shares of Common Stock (the “Exchange Shares”).

3.	No Further Rights in Assets. By signing below, the Contributor understands, acknowledges, and agrees that upon the execution of this Agreement by the Contributor, the Contributor is selling and assigning all right, title, and interest in and to the Assets to the Company, and that the Contributor shall have no further right, title, or interest in or to the Assets, and that this Agreement is definitive and final with respect to the sale and transfer of the Assets.

4.	Representations and Warranties. Contributor represents and warrants to Company:

(a)	Contributor has the right, power and authority to enter into this Agreement;

(b)	Contributor is the exclusive owner of all right, title and interest in the Assets free of any security interest, charge or encumbrance;

(c)	Contributor warrants that all documents, computer records, disks and other materials of any nature of kind containing the Assets or any portion thereof have been turned over to Company, and that Contributor will not retain the Assets, or any portion thereof, in any form whatsoever after the closing of the within transaction except as specifically permitted hereunder;

(d)	The Assets do not infringe the rights of any person or entity;

(e)	There are no claims, pending or threatened, with respect to Contributor’s rights in the Assets;

(f)	This Agreement is valid, binding and enforceable in accordance with its terms; and

(g)	Contributor is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

5.	Recordation and Further Actions. Contributor hereby authorizes the Commissioner for Patents and the Commissioner for Trademarks in the United States Patent and Trademark Office and the Register of Copyrights in the United States Copyright Office to record and register this Agreement upon request by Company. Following the date hereof, upon Company’s reasonable request, and at Company’s sole cost and expense, Contributor agrees to execute any and all papers and documents, and take such other actions as are reasonably requested by the Company, to evidence, perfect, defend the foregoing assignment and fully implement the Company’s proprietary rights in the subject matter assigned hereunder, such as obtaining and enforcing copyrights, patents or trademarks and to fully cooperate in the prosecution, enforcement and defense of such proprietary rights. Contributor further agrees that if the Company is unable, for any reason, to secure signatures to apply for or to pursue any application for any patent, copyright, trademark or other proprietary right covering any Assets assigned to the Company above, then Contributor hereby irrevocably designates and appoints the Company’s duly authorized officers and agents as Contributor’s agent and attorney-in-fact, to act for and in Contributor’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks and other registrations thereon with the same legal force and effect as if executed by Contributor.

6.	Release by Contributor. In exchange and further consideration for the payment of the Purchase Price by the Company, Contributor hereby forever releases and discharges Company and all of its their officers, directors, agents, employees, parents, subsidiaries, attorneys, predecessors and successors in interest, and assigns and all other persons, firms, or corporations with whom any of the foregoing may now or may hereafter be affiliated of and from any and all past or present claims, demands, debts, liabilities, obligations, actions, causes of action, damages, attorneys’ fees, costs, loss of services, expenses and compensation of any nature relating to the Assets whether known or unknown, whether based on the United States Constitution, any state constitution, United States statutory violation, any state statutory violation, contract, tort, or other theory of recovery, which Contributor now has or may have.

7.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

8.	Amendment. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by or on behalf of the Party against whom enforcement of any such amendment or modification is sought.

9.	Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without regard to conflicts of law principles thereunder.

10.	RS. This Agreement is being delivered in connection with the Closing under the RS and is made subject to the provisions of the RS. In the event of any conflict or inconsistency between this Agreement and the RS, the RS shall be the controlling document.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

Eight Dragons Company

By:	/s/ Una Taylor
Name:	Una Taylor
Title:	Chief Executive Officer

Rokk3r Labs LLC

By:	/s/ Nabyl Charania
Name:	Nabyl Charania
Title:	Chief Executive Officer

State of ______________

County of ______________

PERSONALLY appeared before me, the undersigned authority in and for the said county and state, on this 26th day of December, 2017, within my jurisdiction, the within named ____________________________ and executed the above and forgoing instrument, who is personally known to me or has produced _____________________ (type of identification) as identification.

NOTARIAL SEAL	___________________________________
Name: ______________________________
Notary – State of Florida
__________________________	My Commission Expires: ________________

Exhibit 1

Assets

Asset/IP	Description	Asset to Transfer
Clothes Fit Algorithm	Size/Fit matching algorithm and deduction via multiple data sources including scanning receipts from emails. Includes matching algorithm against a normalized data source of brand sizing and measures.	- Software Repositories - Infrastructure & Cloud Computing Architecture - FIt Matching Algorithm - Email Processing Search & Data Extraction Algorithm

Commercial Real Estate Algorithm	Extract, Transfer and Load of municipal level localized real estate and transaction data. Algorithm that identifies characteristic and clusters from the data loaded to make connections to create useful for commercial real estate transactions.	- Software Repositories - Infrastructure & Cloud Computing Architecture - ETL and Data Platform

Software based Recruitment Platform	A recruitment algorithm that extracts data from job sites and combines experience data with, personal preferences to match people to jobs and shares the recruitment fee across the network.	- Software Repositories - Infrastructure & Cloud Computing Architecture - Web Software Application that includes matching algorithm

Referral Commission Platform	Web based Application that allows creating a referral and commission system configurable for various industries	- Software Repositories - Web Software Application

Real Time Data Analytics Platform	Real time data analytics and Dash Platform, that can be configured for a corporation’s specific data sources to provide intuitive decision-making data points in real time.	- Software Repositories - Infrastructure & Cloud Computing Architecture - Web Software Application that includes social listening and visualization tools

Music Chat Platform	A chat bot application that allows users to use lyrics and music from their favorite movies and songs to send to each other.	- Software Repositories - Infrastructure & Cloud Computing Architecture - Web and Mobile Software Application

Digital Publishing Platform	A content management system for building a digital publishing business, with customizable web page builder for written content.	- Software Repositories - Infrastructure & Cloud Computing Architecture - Web Software Application

Social Timeline Platform	An application that allows Facebook users to add events to their timeline that occurred prior to them joining the network	- Software Repositories - Infrastructure & Cloud Computing Architecture - Mobile Software Application

Startup Ecosystem Platform	An application and community creating a directory of local startups and investors which are displayed on a map along with key information allowing companies to be searched for.	- Software Repositories - Infrastructure & Cloud Computing Architecture - Web Software Application

Video Content Publishing Platform	A platform to update, display and search for relevant video	- Software Repositories - Infrastructure & Cloud Computing Architecture - Web Software Application